EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Agreement, dated as of July 1, 2005, is between Pangea Petroleum Corporation ("Employer" or the "Company"), and Mark F. Weller ("Employee"). Employer and Employee agree to the following terms and conditions of employment. (This Agreement replaces the Agreement dated October 1, 2004.)

      1. Period of Employment.

      Employer shall employ Employee to render services to Employer in the position and with the duties and responsibilities described in Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on December 31, 2007.

      2. Position and Responsibilities.

            (a) Position.

            Employee shall be employed with the company as President and Director and shall perform all services appropriate to that position, as well as such other duties and services as may be assigned by Employer. Employee shall devote his best efforts to the performance of his duties. Employee shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered.

            (b) Other Activity.

            Employee (during the Period of Employment) shall not be prohibited from accepting other employment or engaging in other business, commercial or professional activity provided that Employee shall not engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is or may be competitive with Employer, that might create a conflict of interest with Employer, or that otherwise might interfere with the business of Employer, or any Related Company. A "Related Company" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer provided this control is disclosed to or otherwise known by Employee. So that Employer may be aware of the extent of any other demands upon Employee's time and attention, Employee shall disclose in confidence to Employer the general nature and scope of any other business activity in which he is or becomes engaged during the Period of Employment.

            (c) Representations and Warranties.

            Employee represents and warrants that (i) he is fully qualified and competent to perform the responsibilities for which he is being hired pursuant to the terms of this Agreement, and (ii) his execution of this Agreement, his employment with Employers, and the performance of his proposed duties under this Agreement shall not violate any obligations he may have to any former employer (or other person or entity), including any obligations with respect to proprietary or confidential information of any other person or entity. Employee agrees that he will not use for the benefit of, or disclose to, Employer any confidential information belonging to any former employer or other entity unless he has written permission from the employer or entity to do so (or unless Employer has been granted such permission).

      3. Compensation and Benefits.

            (a) Compensation.

                  (1) In consideration of the services to be rendered under this Agreement, Employee shall receive a minimum salary in the total amount of Ten Thousand Dollars ($10,000) per month, payable semi-monthly, pursuant to the procedures regularly established and as they may be amended by Employer during the Period of Employment. This compensation may be deferred at the option of Employee, and in such case, the salary shall accrue interest at prime plus 1%. The Employee has the option to convert any or all salary with accrued interest to Pangea Petroleum stock restricted under Rule 144 at a conversion rate thirty percent (30%) off the average closing bid during the month prior to the month being compensated.

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                  (2) Employee shall also receive a minimum of One Hundred
Thousand (100,000) shares of restricted stock per month as part of his base salary compensation, in addition to the cash salary noted above.

                  (3) As Employee becomes eligible, he shall have the right to participate in and to receive benefits from any Employer stock option plan generally made available to similarly situated employees of Employer

                  (4) All compensation and comparable payments to be paid to Employee under this Agreement shall be less withholdings required by law.

            (b) Benefits.

            Employee shall be entitled to fringe benefits comparable to similarly situated executives, officers or directors, including paid annual tax preparation assistance. As Employee becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans generally made available to similarly situated employees of Employer. The amount and extent of benefits to which Employee is entitled shall be governed by the specific benefit plans, as amended. Employee shall also be entitled to any benefits or compensation tied to termination as described in Section 4. No oral statement concerning benefits or compensation to which Employee is entitled shall alter in any way the term of this Agreement or its termination.

            (c) Insurance and Indemnity.

            Employer shall obtain for the benefit of Employee director's and officer's liability insurance coverage to protect Employee from personal liability to the fullest extent allowed by law for acts undertaken as an officer or director of Employer or an Affiliate. Furthermore, to the fullest extent allowed by law, Employer shall indemnify Employee for and hold Employee harmless from any and all claims or causes of action arising out of Employee's exercise of his duties as an employee, officer or director of Employer or an Affiliate.

            (d) Bonus.

            Employee shall be entitled to receive bonuses annually or as may be approved by the Company's Board of Directors in the minimum amount of One Million (1,000,000) shares of restricted stock.

      4. Termination of Employment.

            (a) By Notice.

            Employer or Employee may terminate Employee's employment without Cause (as defined below) by providing the other with sixty (60) day's advance written notice.

                  (1) In the event Employer exercises its right to terminate under this subsection, Employee shall have the option, in his complete discretion, to terminate Employee's employment at any time prior to the end of such notice period, however, Employer shall nevertheless pay to Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period. In addition, Employer shall pay to Employee a Severance Payment, as described in Paragraph 4(e) below, which payment shall be in lieu of any damages under this Agreement for any alleged breach.

                  (2) In the event Employee exercises his right to terminate this agreement under this subsection, Employer shall have the option, in its complete discretion, to terminate Employee's employment at any time prior to the end of such notice period, however, Employer shall nevertheless pay to Employee all compensation due and owing through the last day actually worked, plus an amount equal to the base salary Employee would have earned through the balance of the above notice period.

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            (b) By Death.

            The Period of Employment shall terminate automatically upon the death of Employee. Employer shall pay to Employee's beneficiaries or estate, as appropriate, any compensation then due and owing, including payment for accrued unused vacation, if any. Thereafter, all obligations of Employer under this Agreement shall cease. Nothing in this Section shall affect any entitlement of Employee's heirs to the benefits of any life insurance plan or other applicable benefits.

            (c) By Employer For Cause.

            At any time, and without prior notice, Employer may terminate Employee for Cause. Employer shall pay Employee all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease. Termination shall be for "Cause" if Employee: (i) acts in bad faith and to the detriment of Employer; (ii) refuses or fails to act in accordance with any specific direction or lawful order of Employer; (iii) exhibits in regard to his employment unfitness or unavailability for service, misconduct, dishonesty, habitual neglect, or incompetence; (iv) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; (v) breaches any material term of this Agreement.

            (d) Change in Employer Status.

            Notwithstanding anything above, Employee may terminate, at Employee's sole discretion, the Period of Employment (in which case all of Employer's obligations under this Agreement shall cease after payment of all compensation due and owing) upon any formal action of Employer's management to terminate Employer's existence or otherwise wind up its affairs, to sell all or substantially all of its assets, merge with or into another entity, or in the event of a change of control of more than 50 % of the outstanding shares of the company. In the event Employee terminates the Period of Employment under this subsection, Employer shall pay Employee all compensation due and owing through the last day actually worked plus a Severance Payment as described in subsection 4(e) below, which payment shall be in lieu of any damages under this Agreement for any alleged breach. Employee shall be entitled to compensation under this subsection 4(d) only if, within one hundred and eighty (180) days after the change in employer status becomes effective, Employee gives Employer, or its successor or assigns, ninety (90) day's notice of Employee's intent to terminate the Period of Employment. Upon receiving this notice, Employer shall have the option, in its complete discretion, to make Employee's termination effective at any time prior to the end of the notice period, provided that Employer pays Employee all compensation due and owing through the balance of the notice period (not to exceed ninety (90) days), in addition to all other compensation due and owing, including without limitation, the Severance Payment.

            (e) Severance Payment

                  (1) In the event Employee terminates the Period of Employment pursuant to subsection 4(d) above or Employer terminates the Period of Employment pursuant to subsection 4(a) above, Employer shall pay Employee all compensation due and owing, plus a lump sum equal to two (2) year's base salary plus an amount equal to any bonus paid in cash or stock in the prior twelve (12) months, which payment shall be in lieu of any damages under this Agreement for any alleged breach.

                  (2) Should employee have any loan balances remaining due from the Company, the Company will agree to a repayment schedule that will repay the outstanding balance, with interest, within the twelve (12) months following the date of termination.

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            (f) Termination Obligations

                  (1) Employee agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

                  (2) All benefits to which Employee is otherwise entitled shall cease upon Employee's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

                  (3) Upon termination of the Period of Employment, Employee shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

                  (4) The representations and warranties contained in this Agreement and Employee's obligations under this subsection 4(f) on Termination Obligations shall survive the termination of the Period of Employment and the expiration of this Agreement.

                  (5) Following any termination of the Period of Employment, Employee shall fully cooperate with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other employees of Employer. Employee shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Employee's acts or omissions while employed by Employer.

      5. Notices.

      Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employers or to Employee at the corresponding addresses below. Employee shall be obligated to notify Employers in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

                           Employer's Notice Addresses:

                           Pangea Petroleum Corporation
                           Attn: Charles B. Pollock, CEO
                           9801 Westheimer, Suite 302
                           Houston, Texas 77042

                           Employee's Notice Address:

                           Mark F. Weller
                           Home Address on File

      6. Action by Employers.

      All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by the President, by his or his designated representative, or another representative specifically authorized by the Board of Directors to fulfill the obligations under this Agreement.

      7. Integration and Other Policies.

      This Agreement supersedes all other prior and contemporaneous representations, agreements and statements, whether written or oral, express or implied, and it may not be contradicted by evidence of any prior or contemporaneous representations, statements or agreements. Except as specifically restricted by an express provision of this Agreement, Employer retains and may exercise all management rights and prerogatives in its discretion. However, to the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

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      8. Amendments; Waivers.

      This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

      9. Assignment; Successors and Assigns.

      Employee agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the otherwise lawful assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement.

      10. Severability.

      If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

      11. Attorneys' Fees.

      In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

      12. Interpretation.

      This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit or against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

      13. Proprietary Information.

      Employee represents and warrants that Employer has consistently made Employee's willingness to protect Employer's confidential and proprietary information from any unauthorized use and disclosure, and Employee's willingness to comply with the terms of Employer's confidentiality policies, procedures, and agreements, conditions of (1) Employer's agreement to disclose confidential and proprietary information to Employee, (2) Employee's employment, and (3) Employee's continued employment. Employee agrees that Employer's requirement of satisfactory confidentiality agreements is reasonable and necessary to protect Employer's confidential and proprietary information and to effectuate the purposes of, and is ancillary to, Employee's employment agreement.

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      14. Acknowledgment.

      The parties acknowledge that they have had the opportunity to consult legal counsel in regard to this Agreement, that they have read and understand this Agreement, that they are fully aware of its legal effect, and that they have entered into it freely and voluntarily and based on their own judgment and not on any representations or promises other than those contained in this Agreement.

The parties have duly executed this Agreement as of the date first written above.

/s/ Mark F. Weller
------------------
Mark F. Weller

PANGEA PETROLEUM CORPORATION

/s/ Charles B. Pollock
----------------------
   By:  Charles B. Pollock
   Its: Chief Executive Officer

WITNESS:

/s/ Edward R. Skaggs
--------------------
Edward R. Skaggs, Director

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